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                     KAMAN CORPORATION AND SUBSIDIARIES
                  EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNT)

                                                 For the Three Months
                                                    Ended March 31,
                                                 ---------------------
                                                    2004        2003
                                                  --------    --------
Basic:

  Net earnings                                   $  1,292     $ 13,966
                                                 ========     ========
  Weighted average number of shares
    outstanding                                    22,648       22,495
                                                 ========     ========

Net earnings per share - basic                   $    .06     $    .62
                                                 ========     ========

Diluted:

  Net earnings                                   $  1,292     $ 13,966

  Elimination of interest expense on 6%
  subordinated convertible debentures
  (net after taxes)                                   182          213
                                                 --------     --------

  Net earnings (as adjusted)                     $  1,474     $ 14,179
                                                 ========     ========

  Weighted average number of shares
    outstanding                                    22,648       22,495

  Weighted average shares issuable on
    conversion of 6% subordinated convertible
    debentures                                        910          981

  Weighted average shares issuable on
    exercise of diluted stock options                 102            4
                                                 --------     --------

    Total                                          23,660       23,480
                                                 ========     ========

Net earnings per share - diluted*                $    .06     $    .60
                                                 ========     ========

* Excluded from the net earnings per share - diluted calculation are options granted to employees that are anti-dilutive based on the average stock price for the year.
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